Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Travis Lan
Senior Executive Vice President and
Chief Financial Officer
973-686-5007

VALLEY NATIONAL BANCORP ANNOUNCES THIRD QUARTER 2025 RESULTS

NEW YORK, NY – October 23, 2025 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the third quarter 2025 of $163.4 million, or $0.28 per diluted common share, as compared to the second quarter 2025 net income of $133.2 million, or $0.22 per diluted common share, and net income of $97.9 million, or $0.18 per diluted common share, for the third quarter 2024. Excluding all non-core income and charges, our adjusted net income (a non-GAAP measure) was $164.1 million, or $0.28 per diluted common share, for the third quarter 2025, $134.4 million, or $0.23 per diluted common share, for the second quarter 2025, and $96.8 million, or $0.18 per diluted common share, for the third quarter 2024. See further details below, including a reconciliation of our non-GAAP adjusted net income, in the "Consolidated Financial Highlights" tables.
Ira Robbins, CEO, commented, “This quarter’s results reflect Valley’s strong momentum as our profitability improvement is catching up to the balance sheet strengthening that has occurred since the beginning of 2024. New additions to our leadership team have already begun to positively impact our business generation, talent base, and strategic operating model.”

Mr. Robbins continued, “Valley remains a strong regional bank player in an ever-shrinking pool. Our unique ability to combine the robust suite of financial products and services of a large bank with the high-touch service, responsiveness, and market knowledge of a community bank position us extremely well to capitalize on the significant opportunities that we believe lay ahead in the rest of 2025 and into 2026 and beyond.”

Key financial highlights for the third quarter 2025:

•Net Interest Income and Margin: Our net interest margin on a tax equivalent basis increased by 4 basis points to 3.05 percent for the third quarter 2025 as compared to 3.01 percent for the second quarter 2025. Net interest income on a tax equivalent basis of $447.5 million for the third quarter 2025 increased $13.8 million and $35.7 million compared to the second quarter 2025 and the third quarter 2024, respectively. The increase in net interest income from the second quarter 2025 was mainly driven by (i) higher yields on most new loan originations, (ii) increases in average loans and taxable investments, and (iii) one additional day during the third quarter 2025. Our net interest margin increased due to these same factors, although higher average interest-bearing cash balances were a slight headwind to its growth during the third quarter 2025. See additional details in the "Net Interest Income and Margin" section below.

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2025 Earnings
October 23, 2025

•Deposits: Total deposit balances increased $450.5 million to $51.2 billion at September 30, 2025 as compared to $50.7 billion at June 30, 2025 mainly due to deposit inflows from commercial customer and government deposits in the savings, NOW and money market deposit category during the third quarter 2025, partially offset by a $629.9 million decline in indirect customer deposits. Non-interest bearing deposits were $11.7 billion at both September 30, 2025 and June 30, 2025. See the "Deposits" section below for more details.
•Loan Portfolio: Total loans decreased $118.6 million, or 1.0 percent on an annualized basis, to $49.3 billion at September 30, 2025 from June 30, 2025 mostly due to decreases of $142.5 million and $112.2 million in total commercial real estate (CRE) loans and commercial and industrial (C&I) loans, respectively, partially offset by increases in residential mortgage and total consumer loans. The decline in commercial loan activity in the third quarter 2025 was primarily due to targeted runoff of transactional CRE loans and a small commodities portfolio within C&I loans. As a result, our CRE loan concentration ratio (defined as total commercial real estate loans held for investment and held for sale, excluding owner occupied loans, as a percentage of total risk-based capital) declined to approximately 337 percent at September 30, 2025 from 349 percent at June 30, 2025. See the "Loans" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $598.6 million and $594.0 million at September 30, 2025 and June 30, 2025, respectively, representing 1.21 percent and 1.20 percent of total loans at each respective date. During the third quarter 2025, we recorded a provision for credit losses for loans of $19.2 million as compared to $37.8 million and $75.0 million for the second quarter 2025 and third quarter 2024, respectively. See the "Credit Quality" section below for more details.
•Credit Quality: Net loan charge-offs totaled $14.6 million for the third quarter 2025 as compared to $37.8 million and $42.9 million for the second quarter 2025 and third quarter 2024, respectively. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $114.4 million to $84.8 million, or 0.17 percent of total loans, at September 30, 2025 as compared to $199.2 million, or 0.40 percent of total loans, at June 30, 2025. Non-accrual loans totaled $421.5 million, or 0.86 percent of total loans, at September 30, 2025 as compared to $354.4 million, or 0.72 percent of total loans, at June 30, 2025. The increase in non-accrual loans was mainly due to three new non-performing CRE and construction loans totaling $67.0 million. These loans are largely well-collateralized and have total allocated reserves of $8.8 million within the allowance for loan losses at September 30, 2025. See the "Credit Quality" section below for more details.
•Non-Interest Income: Non-interest income increased $2.3 million to $64.9 million for the third quarter 2025 as compared to the second quarter 2025 mainly driven by an increase of $2.1 million in both service charges on deposit accounts and wealth management and trust fees. The increases were mostly due to growth in treasury service fees for commercial deposit customers, brokerage fees and tax credit advisory service fees. These increases were partially offset by lower bank owned life insurance income and net gains on sales of loans during the third quarter 2025.
•Non-Interest Expense: Non-interest expense decreased $2.1 million to $282.0 million for the third quarter 2025 as compared to the second quarter 2025 largely due to a decrease of $3.8

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2025 Earnings
October 23, 2025

million in the FDIC insurance assessment expense reflecting a decline in our total expected special assessment charges. In addition, other non-interest expense and loss on extinguishment of debt decreased $1.6 million and $922 thousand, respectively, for the third quarter 2025 as compared to the second quarter 2025. These decreases were largely offset by an increase of $4.3 million in professional and legal fees driven by higher consulting and legal expenses. Salary and employee benefits expense also increased $1.4 million largely due to a $3.1 million increase in restructuring related severance charges, partially offset by a decrease in payroll taxes. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-core items, including the FDIC special assessment expense and severance charges.
•Efficiency Ratio: Our efficiency ratio was 53.37 percent for the third quarter 2025 as compared to 55.20 percent and 56.13 percent for the second quarter 2025 and third quarter 2024, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 1.04 percent, 8.58 percent and 11.59 percent for the third quarter 2025, respectively. Annualized ROA, ROE, and tangible ROE, adjusted for non-core income and charges, were 1.04 percent, 8.62 percent and 11.64 percent for the third quarter 2025, respectively. Our profitability ratios continue to improve steadily and our adjusted annualized ROA for the third quarter 2025 recovered to the highest level since the fourth quarter 2022. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
Net Interest Income and Margin
Net interest income on a tax equivalent basis of $447.5 million for the third quarter 2025 increased $13.8 million and $35.7 million compared to the second quarter 2025 and the third quarter 2024, respectively. Interest income on a tax equivalent basis increased $21.9 million to $828.2 million for the third quarter 2025 as compared to the second quarter 2025. The increase was mostly driven by (i) higher yields on most new loan originations, (ii) increases in average loans and taxable investments and (iii) one additional day in the third quarter 2025. Total interest expense increased $8.1 million to $380.7 million for the third quarter 2025 as compared to the second quarter 2025. The increase was largely due to a $1.1 billion increase in average interest bearing deposit balances, partially offset by the positive impact of the early redemption of $115 million of subordinated notes on June 15, 2025, lower utilization of short-term FHLB borrowings and the repayment of higher-cost indirect customer deposits throughout the quarter. See the "Deposits" and "Other Borrowings" sections below for more details.
Net interest margin on a tax equivalent basis of 3.05 percent for the third quarter 2025 increased by 4 basis points from 3.01 percent for the second quarter 2025 and increased 19 basis points from 2.86 percent for the third quarter 2024. The increase as compared to the second quarter 2025 was mostly due to the 5 basis point increase in the yield on average interest earning assets largely caused by higher interest rates on most new loan originations in the third quarter 2025 and higher yielding investment purchases during the last six months, which were both partially offset by our elevated cash position. The overall cost of average interest bearing liabilities increased 1 basis points to 3.57

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2025 Earnings
October 23, 2025

percent for the third quarter 2025 as compared to the second quarter 2025 mostly due to a 4 basis point increase in the cost of non-maturity interest bearing deposits, partially offset by a lower overall cost of time deposits mostly driven by the repayment of maturing indirect customer CDs. Our cost of total average deposits was 2.69 percent for the third quarter 2025 as compared to 2.67 percent and 3.25 percent for the second quarter 2025 and the third quarter 2024, respectively.
Loans, Deposits and Other Borrowings
Loans. Total loans decreased $118.6 million, or 1.0 percent on an annualized basis, to $49.3 billion at September 30, 2025 from June 30, 2025. Total CRE (including construction) loans decreased $142.5 million to $28.7 billion at September 30, 2025 from June 30, 2025. Construction loans decreased $337.6 million, or 47.3 percent on an annualized basis, to $2.5 billion at September 30, 2025 from June 30, 2025. The decrease in construction loans was mainly due to the completion of existing projects that were repaid or moved to permanent financing within both the non-owner and owner occupied loan categories of the CRE loan portfolio during the third quarter 2025. As a result of this migration and new originations, owner occupied CRE loans increased $307.9 million, or 21.3 percent on an annualized basis at September 30, 2025 from June 30, 2025. Non-owner occupied and multifamily CRE loans decreased $73.4 million and $39.5 million, respectively, at September 30, 2025 from June 30, 2025 due to the targeted runoff of transactional CRE loans. C&I loans declined by $112.2 million, or 4.1 percent on an annualized basis, to $10.8 billion at September 30, 2025 from June 30, 2025 mostly due to repayment activity in a small sub-segment of loans made to the commodities industry during the third quarter 2025. Residential mortgage loans increased $85.4 million to $5.8 billion at September 30, 2025 from June 30, 2025 as new loan originations continued to outpace repayment activity. Total consumer loans increased $50.7 million to $4.0 billion at September 30, 2025 from June 30, 2025 mainly driven by home equity line usage and new originations and moderate upticks in the other customer loan categories. Loans held for sale decreased $10.0 million to $18.1 million at September 30, 2025 from June 30, 2025 primarily due to the sale of a $10.2 million non-performing construction loan to an unrelated party. The non-performing loan sale resulted in a $1.3 million loss recognized within net gains on sales of loans for the third quarter 2025.
Deposits. Actual ending balances for deposits increased $450.5 million to $51.2 billion at September 30, 2025 from June 30, 2025 mainly due to a $1.2 billion increase in savings, NOW and money market deposit balances, partially offset by a $616.8 million decrease in time deposits. The increase in savings, NOW and money market deposit balances from June 30, 2025 was largely due to deposit inflows from commercial customer and government deposit accounts. The decrease in time deposit balances was mainly driven by the repayment of maturing indirect customer CDs during the third quarter 2025. Total indirect customer deposits (consisting of brokered time and money market deposits) totaled $5.8 billion and $6.5 billion at September 30, 2025 and June 30, 2025, respectively. Non-interest bearing deposits were approximately $11.7 billion at both September 30, 2025 and June 30, 2025 and remained relatively stable across our customer base during the third quarter 2025. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 23 percent, 53 percent and 24 percent of total deposits as of September 30, 2025, respectively, as compared to 23 percent, 52 percent and 25 percent of total deposits as of June 30, 2025, respectively.

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2025 Earnings
October 23, 2025

Other Borrowings. Short-term borrowings decreased $111.2 million to $51.1 million at September 30, 2025 from June 30, 2025 largely due to the repayment of $100 million of maturing short-term FHLB advances. Long-term borrowings totaled $2.9 billion at September 30, 2025 and remained relatively unchanged as compared to June 30, 2025.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, increased $66.6 million to $427.3 million at September 30, 2025 as compared to June 30, 2025. Non-accrual loans increased $67.1 million to $421.5 million, or 0.86 percent of total loans at September 30, 2025 as compared to $354.4 million, or 0.72 percent of total loans, at June 30, 2025. The increase was mainly driven by one $35.0 million construction loan that migrated from the 30 to 59 days past due delinquency category at June 30, 2025 and two smaller non-performing CRE loans, partially offset by the sale of a $10.2 million non-performing construction loan classified as held for sale during the third quarter 2025.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $114.4 million to $84.8 million, or 0.17 percent of total loans, at September 30, 2025 as compared to $199.2 million, or 0.40 percent of total loans, at June 30, 2025.
Loans 30 to 59 days past due decreased $59.4 million to $63.6 million at September 30, 2025 as compared to June 30, 2025 largely due to a $39.2 million CRE loan included in this early stage delinquency category at June 30, 2025 that was subsequently paid in full during July 2025 and the aforementioned $35.0 million construction loan that migrated from this past due category to non-accrual loans during the third quarter 2025.
Loans 60 to 89 days past due decreased $57.2 million to $16.2 million at September 30, 2025 as compared to June 30, 2025 mainly due to a $60.6 million CRE past due loan included in this delinquency category at June 30, 2025 that was subsequently modified and was brought current to its restructured terms during the third quarter 2025. Loans 90 days or more past due and still accruing interest increased $2.1 million to $5.0 million at September 30, 2025 as compared to June 30, 2025. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2025 Earnings
October 23, 2025

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at September 30, 2025, June 30, 2025, and September 30, 2024:

	September 30, 2025		June 30, 2025		September 30, 2024
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$161,848	1.50%	$173,415	1.60%	$166,365	1.70%
Commercial real estate loans:
Commercial real estate	297,685	1.14	270,937	1.04	249,608	0.93
Construction	51,908	2.06	64,042	2.24	59,420	1.70
Total commercial real estate loans	349,593	1.22	334,979	1.16	309,028	1.02
Residential mortgage loans	51,094	0.88	48,830	0.86	51,545	0.91
Consumer loans:
Home equity	3,735	0.57	3,689	0.58	3,303	0.57
Auto and other consumer	18,730	0.55	18,587	0.55	18,086	0.63
Total consumer loans	22,465	0.56	22,276	0.56	21,389	0.62
Allowance for loan losses	585,000	1.19	579,500	1.17	548,327	1.11
Allowance for unfunded credit commitments	13,604		14,520		16,344
Total allowance for credit losses for loans	$598,604		$594,020		$564,671
Allowance for credit losses for loans as a % of total loans		1.21%		1.20%		1.14%

Our loan portfolio, totaling $49.3 billion at September 30, 2025, had net loan charge-offs totaling $14.6 million for the third quarter 2025 as compared to $37.8 million and $42.9 million for the second quarter 2025 and the third quarter 2024, respectively. Gross loan charge-offs totaled $16.6 million for the third quarter 2025 and were largely driven by partial charge-offs within the CRE loan category related to four non-performing loan relationships.

The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.21 percent at September 30, 2025, 1.20 percent at June 30, 2025, and 1.14 percent at September 30, 2024. For the third quarter 2025, the provision for credit losses for loans totaled $19.2 million as compared to $37.8 million and $75.0 million for the second quarter 2025 and third quarter 2024, respectively. The third quarter 2025 provision reflects, among other factors, moderate increases in both the economic forecast and non-economic qualitative reserve components of the allowance for credit losses and higher specific reserves associated with collateral dependent loans, partially offset by a decline in quantitative reserves in certain loan categories, including C&I and construction loans, at September 30, 2025.

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2025 Earnings
October 23, 2025

Capital Adequacy
Valley's total risk-based capital, Tier 1 capital, common equity tier 1 capital, and Tier 1 leverage capital ratios were 13.83 percent, 11.72 percent, 11.00 percent and 9.52 percent, respectively, at September 30, 2025 as compared to 13.67 percent, 11.57 percent, 10.85 percent and 9.49 percent, respectively, at June 30, 2025. During the third quarter 2025, we repurchased 1.3 million shares of our common stock at an average price of $9.38 under our current stock repurchase plan. During the nine months ended September 30, 2025, we repurchased a total of 1.8 million shares of our common stock at an average price of $9.18 under this plan.
Investor Conference Call
Valley’s CEO, Ira Robbins, will host a conference call with investors and the financial community at 11:00 AM (ET) today to discuss Valley's third quarter 2025 earnings. Interested parties should preregister using this link: https://register.vevent.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com and archived on Valley’s website through Monday, November 24, 2025. Investor presentation materials will be made available prior to the conference call at valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $63 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to valley.com or call our Customer Care Center at 800-522-4100.
Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the impact of market interest rates and monetary and fiscal policies of the U.S. federal government and its agencies in connection with prolonged inflationary pressures, which could

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2025 Earnings
October 23, 2025

have a material adverse effect on our clients, our business, our employees, and our ability to provide services to our customers;
•the impact of unfavorable macroeconomic conditions or downturns, including instability or volatility in financial markets resulting from the impact of tariffs and other trade policies and practices, any retaliatory actions, related market uncertainty, or other factors; U.S. government debt default or rating downgrade; unanticipated loan delinquencies; loss of collateral; decreased service revenues; increased business disruptions or failures; reductions in employment; and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as new legislation and policy changes under the current U.S. presidential administration, the recent prolonged shutdown of the U.S federal government, geopolitical instabilities or events, natural and other disasters, including severe weather events, health emergencies, acts of terrorism, or other external events;
•the impact of any potential instability within the U.S. financial sector or future bank failures, including the possibility of a run on deposits by a coordinated deposit base, and the impact of any actual or perceived concerns regarding the soundness, or creditworthiness, of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including Federal Deposit Insurance Corporation insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•changes in the statutes, regulations, policies, or enforcement priorities of the federal bank regulatory agencies;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•damage verdicts, settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment-related claims, and other matters;
•a prolonged downturn and contraction in the economy, as well as any decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;
•the inability to grow customer deposits to keep pace with the level of loan growth;
•a material change in our allowance for credit losses due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;
•greater than expected technology-related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2025 Earnings
October 23, 2025

•increased competitive challenges and competitive pressure on pricing of our products and services;
•our ability to stay current with rapid technological changes in the financial services industry, including the use of artificial intelligence, blockchain and digital currencies, and related regulatory developments, as well as our ability to assess and monitor the effects of, and risks associated with, the implementation and use of such technology;
•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks, and the increasing sophistication of such attacks and use of targeted tactics against the financial services industry;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•application of the OCC heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events;
•our ability to successfully execute our business plan and strategic initiatives; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, risk mitigation strategies, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2024.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data and stock price)	2025	2025	2024	2025	2024
FINANCIAL DATA:
Net interest income - FTE (1)	$447,473	$433,675	$411,812	$1,302,525	$1,209,643
Net interest income	$446,224	$432,408	$410,498	$1,298,737	$1,205,731
Non-interest income	64,887	62,604	60,671	185,785	173,299
Total revenue	511,111	495,012	471,169	1,484,522	1,379,030
Non-interest expense	281,985	284,122	269,471	842,725	827,278
Pre-provision net revenue	229,126	210,890	201,698	641,797	551,752
Provision for credit losses	19,171	37,799	75,024	119,631	202,294
Income tax expense	46,600	39,924	28,818	119,586	84,898
Net income	163,355	133,167	97,856	402,580	264,560
Dividends on preferred stock	7,644	6,948	6,117	21,547	14,344
Net income available to common shareholders	$155,711	$126,219	$91,739	$381,033	$250,216
Weighted average number of common shares outstanding:
Basic	560,504,275	560,336,610	509,227,538	560,154,649	508,904,353
Diluted	563,636,933	562,312,330	511,342,932	563,905,535	510,713,205
Per common share data:
Basic earnings	$0.28	$0.23	$0.18	$0.68	$0.49
Diluted earnings	0.28	0.22	0.18	0.68	0.49
Cash dividends declared	0.11	0.11	0.11	0.33	0.33
Closing stock price - high	11.10	9.20	9.34	11.10	10.80
Closing stock price - low	9.18	7.87	6.58	7.87	6.52
FINANCIAL RATIOS:
Net interest margin	3.04%	3.01%	2.85%	3.00%	2.82%
Net interest margin - FTE (1)	3.05	3.01	2.86	3.01	2.83
Annualized return on average assets	1.04	0.86	0.63	0.86	0.57
Annualized return on average shareholders' equity	8.58	7.08	5.70	7.13	5.20
NON-GAAP FINANCIAL DATA AND RATIOS: (2)
Basic earnings per share, as adjusted	$0.28	$0.23	$0.18	$0.68	$0.50
Diluted earnings per share, as adjusted	0.28	0.23	0.18	0.68	0.50
Annualized return on average assets, as adjusted	1.04%	0.87%	0.62%	0.87%	0.58%
Annualized return on average shareholders' equity, as adjusted	8.62	7.15	5.64	7.16	5.27
Annualized return on average tangible shareholders' equity	11.59	9.62	8.06	9.68	7.40
Annualized return on average tangible shareholders' equity, as adjusted	11.64	9.71	7.97	9.73	7.50
Efficiency ratio	53.37	55.20	56.13	54.79	58.26

AVERAGE BALANCE SHEET ITEMS:
Assets	$63,046,215	$62,106,945	$62,242,022	$62,224,382	$61,674,588
Interest earning assets	58,623,153	57,553,624	57,651,650	57,695,831	57,016,790
Loans	49,270,853	49,032,637	50,126,963	48,988,393	50,131,468
Interest bearing liabilities	42,677,630	41,913,735	42,656,956	41,947,670	41,932,616
Deposits	51,167,324	49,907,124	50,409,234	50,080,358	49,459,617
Shareholders' equity	7,616,810	7,524,231	6,862,555	7,533,660	6,781,022

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2025	2025	2025	2024	2024
Assets	$63,018,614	$62,705,358	$61,865,655	$62,491,691	$62,092,332
Total loans	49,272,823	49,391,420	48,657,128	48,799,711	49,355,319
Deposits	51,175,758	50,725,284	49,965,844	50,075,857	50,395,966
Shareholders' equity	7,695,374	7,575,421	7,499,897	7,435,127	6,972,380

LOANS:
(In thousands)
Commercial and industrial	$10,757,857	$10,870,036	$10,150,205	$9,931,400	$9,799,287
Commercial real estate:
Non-owner occupied	11,674,103	11,747,491	11,945,222	12,344,355	12,647,649
Multifamily	8,394,694	8,434,173	8,420,385	8,299,250	8,612,936
Owner occupied	6,097,319	5,789,397	5,722,014	5,886,620	5,654,147
Construction	2,517,258	2,854,859	3,026,935	3,114,733	3,487,464
Total commercial real estate	28,683,374	28,825,920	29,114,556	29,644,958	30,402,196
Residential mortgage	5,795,395	5,709,971	5,636,407	5,632,516	5,684,079
Consumer:
Home equity	655,872	634,553	602,161	604,433	581,181
Automobile	2,191,976	2,178,841	2,041,227	1,901,065	1,823,738
Other consumer	1,188,349	1,172,099	1,112,572	1,085,339	1,064,838
Total consumer loans	4,036,197	3,985,493	3,755,960	3,590,837	3,469,757
Total loans	$49,272,823	$49,391,420	$48,657,128	$48,799,711	$49,355,319

CAPITAL RATIOS:
Book value per common share	$13.09	$12.89	$12.76	$12.67	$13.00
Tangible book value per common share (2)	9.57	9.35	9.21	9.10	9.06
Tangible common equity to tangible assets (2)	8.79%	8.63%	8.61%	8.40%	7.68%
Tier 1 leverage capital	9.52	9.49	9.41	9.16	8.40
Common equity tier 1 capital	11.00	10.85	10.80	10.82	9.57
Tier 1 risk-based capital	11.72	11.57	11.53	11.55	10.29
Total risk-based capital	13.83	13.67	13.91	13.87	12.56

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
ALLOWANCE FOR CREDIT LOSSES:	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2025	2025	2024	2025	2024
Allowance for credit losses for loans
Beginning balance - Allowance for credit losses for loans	$594,020	$594,054	$532,541	$573,328	$465,550
Loans charged-off:
Commercial and industrial	(2,745)	(25,189)	(7,501)	(56,390)	(36,515)
Commercial real estate	(11,776)	(14,623)	(33,292)	(38,659)	(56,640)
Construction	(541)	—	(4,831)	(1,704)	(12,637)
Residential mortgage	(26)	(46)	—	(72)	—
Total consumer	(1,478)	(2,213)	(2,597)	(5,831)	(5,668)
Total loans charged-off	(16,566)	(42,071)	(48,221)	(102,656)	(111,460)
Charged-off loans recovered:
Commercial and industrial	1,169	2,789	3,162	4,768	4,586
Commercial real estate	206	188	66	643	457
Construction	—	455	1,535	455	1,535
Residential mortgage	56	37	29	261	59
Total consumer	548	773	521	2,164	1,521
Total loans recovered	1,979	4,242	5,313	8,291	8,158
Total net charge-offs	(14,587)	(37,829)	(42,908)	(94,365)	(103,302)
Provision for credit losses for loans	19,171	37,795	75,038	119,641	202,423
Ending balance	$598,604	$594,020	$564,671	$598,604	$564,671
Components of allowance for credit losses for loans:
Allowance for loan losses	$585,000	$579,500	$548,327	$585,000	$548,327
Allowance for unfunded credit commitments	13,604	14,520	16,344	13,604	16,344
Allowance for credit losses for loans	$598,604	$594,020	$564,671	$598,604	$564,671
Components of provision for credit losses for loans:
Provision for credit losses for loans	$20,087	$39,129	$71,925	$120,515	$205,549
(Credit) provision for unfunded credit commitments	(916)	(1,334)	3,113	(874)	(3,126)
Total provision for credit losses for loans	$19,171	$37,795	$75,038	$119,641	$202,423
Annualized ratio of total net charge-offs to total average loans	0.12%	0.31%	0.34%	0.26%	0.27%
Allowance for credit losses for loans as a % of total loans	1.21%	1.20%	1.14%	1.21%	1.14%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
ASSET QUALITY:	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2025	2025	2025	2024	2024
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$912	$10,451	$3,609	$2,389	$4,537
Commercial real estate	26,371	42,884	170	20,902	76,370
Construction	—	35,000	—	—	—
Residential mortgage	23,556	21,744	16,747	21,295	19,549
Total consumer	12,728	12,878	12,887	12,552	14,672
Total 30 to 59 days past due	63,567	122,957	33,413	57,138	115,128
60 to 89 days past due:
Commercial and industrial	1,061	1,095	420	1,007	1,238
Commercial real estate	6,033	60,601	—	24,903	43,926
Residential mortgage	5,040	7,627	7,700	5,773	6,892
Total consumer	4,023	4,001	2,408	4,484	2,732
Total 60 to 89 days past due	16,157	73,324	10,528	36,167	54,788
90 or more days past due:
Commercial and industrial	—	—	—	1,307	1,786
Residential mortgage	3,911	2,062	6,892	3,533	1,931
Total consumer	1,125	859	864	1,049	1,063
Total 90 or more days past due	5,036	2,921	7,756	5,889	4,780
Total accruing past due loans	$84,760	$199,202	$51,697	$99,194	$174,696
Non-accrual loans:
Commercial and industrial	$92,214	$90,973	$110,146	$136,675	$120,575
Commercial real estate	235,754	193,604	172,011	157,231	113,752
Construction	48,248	24,068	24,275	24,591	24,657
Residential mortgage	38,949	41,099	35,393	36,786	33,075
Total consumer	6,324	4,615	4,626	4,215	4,260
Total non-accrual loans	421,489	354,359	346,451	359,498	296,319
Other real estate owned (OREO)	4,783	4,783	7,714	12,150	7,172
Other repossessed assets	1,065	1,642	2,054	1,681	1,611
Total non-performing assets	$427,337	$360,784	$356,219	$373,329	$305,102
Total non-accrual loans as a % of loans	0.86%	0.72%	0.71%	0.74%	0.60%
Total accruing past due and non-accrual loans as a % of loans	1.03%	1.12%	0.82%	0.94%	0.95%
Allowance for losses on loans as a % of non-accrual loans	138.79%	163.53%	166.89%	155.45%	185.05%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2025	2025	2024	2025	2024
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$163,355	$133,167	$97,856	$402,580	$264,560
Add: Loss on extinguishment of debt	—	922	—	922	—
Add: FDIC special assessment (a)	(3,817)	—	—	(3,817)	8,757
Add: Restructuring charge (b)	3,854	800	—	4,654	954
Add: Net losses on the sale of commercial real estate loans (c)	—	—	5,794	—	5,794
Add: Litigation reserve (d)	1,012	—	—	1,012	—
Less: (Gains) losses on available for sale and held to maturity debt securities, net (e)	(28)	—	1	(17)	12
Less: Litigation settlements (f)	—	—	(7,334)	—	(7,334)
Less: Gain on sale of commercial premium finance lending division (g)	—	—	—	—	(3,629)
Total non-GAAP adjustments to net income	1,021	1,722	(1,539)	2,754	4,554
Income tax adjustments related to non-GAAP adjustments (h)	(288)	(474)	437	(765)	(1,269)
Net income, as adjusted (non-GAAP)	$164,088	$134,415	$96,754	$404,569	$267,845
Dividends on preferred stock	7,644	6,948	6,117	21,547	14,344
Net income available to common shareholders, as adjusted (non-GAAP)	$156,444	$127,467	$90,637	$383,022	$253,501
__________
(a) Represents the change in estimated special assessment losses included in the FDIC insurance assessment expense.
(b) Represents severance expense related to workforce reductions within salary and employee benefits expense.
(c) Represents actual and mark to market losses on bulk performing commercial real estate loan sales included in gains (losses) on sales of loans, net.
(d) Represents legal reserves and settlement charges included in professional and legal fees.
(e) Included in gains (losses) on securities transactions, net.
(f) Represents recoveries from legal settlements included in other income.
(g) Included in other income within non-interest income.
(h) Calculated using the appropriate blended statutory tax rate for the applicable period.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$156,444	$127,467	$90,637	$383,022	$253,501
Average number of shares outstanding	560,504,275	560,336,610	509,227,538	560,154,649	508,904,353
Basic earnings, as adjusted (non-GAAP)	$0.28	$0.23	$0.18	$0.68	$0.50
Average number of diluted shares outstanding	563,636,933	562,312,330	511,342,932	563,905,535	510,713,205
Diluted earnings, as adjusted (non-GAAP)	$0.28	$0.23	$0.18	$0.68	$0.50
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$164,088	$134,415	$96,754	$404,569	$267,845
Average shareholders' equity	$7,616,810	$7,524,231	$6,862,555	$7,533,660	$6,781,022
Less: Average goodwill and other intangible assets	1,980,434	1,987,381	2,008,692	1,987,242	2,016,790
Average tangible shareholders' equity	$5,636,376	$5,536,850	$4,853,863	$5,546,418	$4,764,232
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	11.64%	9.71%	7.97%	9.73%	7.50%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2025	2025	2024	2025	2024
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$164,088	$134,415	$96,754	$404,569	$267,845
Average assets	$63,046,215	$62,106,945	$62,242,022	$62,224,382	$61,674,588
Annualized return on average assets, as adjusted (non-GAAP)	1.04%	0.87%	0.62%	0.87%	0.58%
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$164,088	$134,415	$96,754	$404,569	$267,845
Average shareholders' equity	$7,616,810	$7,524,231	$6,862,555	$7,533,660	$6,781,022
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	8.62%	7.15%	5.64%	7.16%	5.27%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$163,355	$133,167	$97,856	$402,580	$264,560
Average shareholders' equity	$7,616,810	$7,524,231	$6,862,555	$7,533,660	$6,781,022
Less: Average goodwill and other intangible assets	1,980,434	1,987,381	2,008,692	1,987,242	2,016,790
Average tangible shareholders' equity	$5,636,376	$5,536,850	$4,853,863	$5,546,418	$4,764,232
Annualized return on average tangible shareholders' equity (non-GAAP)	11.59%	9.62%	8.06%	9.68%	7.40%

Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$281,985	$284,122	$269,471	$842,725	$827,278
Less: Loss on extinguishment of debt (pre-tax)	—	922	—	922	—
Less: FDIC special assessment (pre-tax)	(3,817)	—	—	(3,817)	8,757
Less: Restructuring charge (pre-tax)	3,854	800	—	4,654	954
Less: Amortization of tax credit investments (pre-tax)	8,147	9,134	5,853	26,601	17,206
Less: Litigation reserve (pre-tax)	1,012	—	—	1,012	—
Non-interest expense, as adjusted (non-GAAP)	$272,789	$273,266	$263,618	$813,353	$800,361
Net interest income, as reported (GAAP)	446,224	432,408	410,498	1,298,737	1,205,731
Non-interest income, as reported (GAAP)	64,887	62,604	60,671	185,785	173,299
Add: Net losses on the sale of commercial real estate loans (pre-tax)	—	—	5,794	—	5,794
Less: (Gains) losses on available for sale and held to maturity securities transactions, net (pre-tax)	(28)	—	1	(17)	12
Less: Litigation settlements (pre-tax)	—	—	(7,334)	—	(7,334)
Less: Gain on sale of premium finance division (pre-tax)	—	—	—	—	(3,629)
Non-interest income, as adjusted (non-GAAP)	$64,859	$62,604	$59,132	$185,768	$168,142
Gross operating income, as adjusted (non-GAAP)	$511,083	$495,012	$469,630	$1,484,505	$1,373,873
Efficiency ratio (non-GAAP)	53.37%	55.20%	56.13%	54.79%	58.26%
	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands, except for share data)	2025	2025	2025	2024	2024
Tangible book value per common share (non-GAAP):
Common shares outstanding	560,784,352	560,281,821	560,028,101	558,786,093	509,252,936
Shareholders' equity (GAAP)	$7,695,374	$7,575,421	$7,499,897	$7,435,127	$6,972,380
Less: Preferred stock	354,345	354,345	354,345	354,345	354,345
Less: Goodwill and other intangible assets	1,976,594	1,983,515	1,990,276	1,997,597	2,004,414
Tangible common shareholders' equity (non-GAAP)	$5,364,435	$5,237,561	$5,155,276	$5,083,185	$4,613,621
Tangible book value per common share (non-GAAP)	$9.57	$9.35	$9.21	$9.10	$9.06
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$5,364,435	$5,237,561	$5,155,276	$5,083,185	$4,613,621
Total assets (GAAP)	$63,018,614	$62,705,358	$61,865,655	$62,491,691	$62,092,332
Less: Goodwill and other intangible assets	1,976,594	1,983,515	1,990,276	1,997,597	2,004,414
Tangible assets (non-GAAP)	$61,042,020	$60,721,843	$59,875,379	$60,494,094	$60,087,918
Tangible common equity to tangible assets (non-GAAP)	8.79%	8.63%	8.61%	8.40%	7.68%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	September 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Cash and due from banks	$376,216	$411,412
Interest bearing deposits with banks	994,224	1,478,713
Investment securities:
Equity securities	78,296	71,513
Available for sale debt securities	4,117,121	3,369,724
Held to maturity debt securities (net of allowance for credit losses of $637 at September 30, 2025 and $647 at December 31, 2024)	3,540,819	3,531,573
Total investment securities	7,736,236	6,972,810
Loans held for sale (includes fair value of $5,405 at September 30, 2025 and $16,931 at December 31, 2024 for loans originated for sale)	18,092	25,681
Loans	49,272,823	48,799,711
Less: Allowance for loan losses	(585,000)	(558,850)
Net loans	48,687,823	48,240,861
Premises and equipment, net	331,134	350,796
Lease right of use assets	318,373	328,475
Bank owned life insurance	739,684	731,574
Accrued interest receivable	242,861	239,941
Goodwill	1,868,936	1,868,936
Other intangible assets, net	107,658	128,661
Other assets	1,597,377	1,713,831
Total Assets	$63,018,614	$62,491,691
Liabilities
Deposits:
Non-interest bearing	$11,659,725	$11,428,674
Interest bearing:
Savings, NOW and money market	27,245,966	26,304,639
Time	12,270,067	12,342,544
Total deposits	51,175,758	50,075,857
Short-term borrowings	51,052	72,718
Long-term borrowings	2,905,898	3,174,155
Junior subordinated debentures issued to capital trusts	57,716	57,455
Lease liabilities	377,854	388,303
Accrued expenses and other liabilities	754,962	1,288,076
Total Liabilities	55,323,240	55,056,564
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at September 30, 2025 and December 31, 2024)	111,590	111,590
Series B (4,000,000 shares issued at September 30, 2025 and December 31, 2024)	98,101	98,101
Series C (6,000,000 shares issued at September 30, 2025 and December 31, 2024)	144,654	144,654
Common stock (no par value, authorized 650,000,000 shares; issued 560,878,750 shares at September 30, 2025 and 558,786,093 shares at December 31, 2024)	196,731	195,998
Surplus	5,456,944	5,442,070
Retained earnings	1,787,141	1,598,048
Accumulated other comprehensive loss	(98,802)	(155,334)
Treasury stock, at cost (94,398 common shares at September 30, 2025)	(985)	—
Total Shareholders’ Equity	7,695,374	7,435,127
Total Liabilities and Shareholders’ Equity	$63,018,614	$62,491,691

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Interest Income
Interest and fees on loans	$733,191	$720,282	$786,680	$2,157,082	$2,329,197
Interest and dividends on investment securities:
Taxable	70,211	67,164	49,700	201,273	125,957
Tax-exempt	4,611	4,681	4,855	13,994	14,450
Dividends	4,891	5,528	5,929	16,083	19,098
Interest on federal funds sold and other short-term investments	14,019	7,357	13,385	28,255	33,969
Total interest income	826,923	805,012	860,549	2,416,687	2,522,671
Interest Expense
Interest on deposits:
Savings, NOW and money market	210,921	203,390	235,371	614,532	699,474
Time	133,108	129,324	174,741	387,501	486,248
Interest on short-term borrowings	555	1,736	451	5,237	21,754
Interest on long-term borrowings and junior subordinated debentures	36,115	38,154	39,488	110,680	109,464
Total interest expense	380,699	372,604	450,051	1,117,950	1,316,940
Net Interest Income	446,224	432,408	410,498	1,298,737	1,205,731
Provision (credit) for credit losses for available for sale and held to maturity securities	—	4	(14)	(10)	(129)
Provision for credit losses for loans	19,171	37,795	75,038	119,641	202,423
Net Interest Income After Provision for Credit Losses	427,053	394,609	335,474	1,179,106	1,003,437
Non-Interest Income
Wealth management and trust fees	16,134	14,056	15,125	45,221	46,191
Insurance commissions	2,914	3,430	2,880	9,746	9,089
Capital markets	9,814	9,767	6,347	26,521	19,796
Service charges on deposit accounts	16,764	14,705	12,826	44,195	35,287
Gains (losses) on securities transactions, net	28	(1)	47	73	99
Fees from loan servicing	3,405	3,671	3,443	10,291	9,322
Gains (losses) on sales of loans, net	740	2,025	(3,644)	4,962	(1,142)
Bank owned life insurance	4,657	6,019	5,387	15,453	13,167
Other	10,431	8,932	18,260	29,323	41,490
Total non-interest income	64,887	62,604	60,671	185,785	173,299
Non-Interest Expense
Salary and employee benefits expense	146,820	145,422	138,832	434,860	421,478
Net occupancy expense	24,865	25,483	26,973	76,236	75,548
Technology, furniture and equipment expense	30,708	30,667	28,962	91,271	99,627
FDIC insurance assessment	8,357	12,192	14,792	33,416	47,474
Amortization of other intangible assets	7,544	7,427	8,692	22,990	26,672
Professional and legal fees	24,261	19,970	14,118	59,901	48,521
Loss on extinguishment of debt	—	922	—	922	—
Amortization of tax credit investments	8,147	9,134	5,853	26,601	17,206
Other	31,283	32,905	31,249	96,528	90,752
Total non-interest expense	281,985	284,122	269,471	842,725	827,278
Income Before Income Taxes	209,955	173,091	126,674	522,166	349,458
Income tax expense	46,600	39,924	28,818	119,586	84,898
Net Income	163,355	133,167	97,856	402,580	264,560
Dividends on preferred stock	7,644	6,948	6,117	21,547	14,344
Net Income Available to Common Shareholders	$155,711	$126,219	$91,739	$381,033	$250,216

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$49,270,853	$733,214	5.95%	$49,032,637	$720,305	5.88%	$50,126,963	$786,704	6.28%
Taxable investments (3)	7,522,290	75,102	3.99	7,350,792	72,692	3.96	5,977,211	55,629	3.72
Tax-exempt investments (1)(3)	540,491	5,837	4.32	544,302	5,925	4.35	573,059	6,145	4.29
Interest bearing deposits with banks	1,289,519	14,019	4.35	625,893	7,357	4.70	974,417	13,385	5.49
Total interest earning assets	58,623,153	828,172	5.65	57,553,624	806,279	5.60	57,651,650	861,863	5.98
Other assets	4,423,062			4,553,321			4,590,372
Total assets	$63,046,215			$62,106,945			$62,242,022
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$27,005,791	$210,921	3.12%	$26,451,349	$203,390	3.08%	$25,017,504	$235,371	3.76%
Time deposits	12,621,182	133,108	4.22	12,119,461	129,324	4.27	14,233,209	174,741	4.91
Short-term borrowings	89,147	555	2.49	196,491	1,736	3.53	81,251	451	2.22
Long-term borrowings (4)	2,961,510	36,115	4.88	3,146,434	38,154	4.85	3,324,992	39,488	4.75
Total interest bearing liabilities	42,677,630	380,699	3.57	41,913,735	372,604	3.56	42,656,956	450,051	4.22
Non-interest bearing deposits	11,540,351			11,336,314			11,158,521
Other liabilities	1,211,424			1,332,665			1,563,990
Shareholders' equity	7,616,810			7,524,231			6,862,555
Total liabilities and shareholders' equity	$63,046,215			$62,106,945			$62,242,022

Net interest income/interest rate spread (5)		$447,473	2.08%		$433,675	2.04%		$411,812	1.76%
Tax equivalent adjustment		(1,249)			(1,267)			(1,314)
Net interest income, as reported		$446,224			$432,408			$410,498
Net interest margin (6)			3.04%			3.01%			2.85%
Tax equivalent effect			0.01			0.00			0.01
Net interest margin on a fully tax equivalent basis (6)			3.05%			3.01%			2.86%

(1)    Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of financial condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

SHAREHOLDER RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 70 Speedwell Avenue, Morristown, New Jersey, 07960, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.